                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                 Gargoyles, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

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

                                GARGOYLES, INC.

                                  MAY 4, 1998

Dear Shareholder:

     You are cordially invited to attend the 1998 Annual Meeting of Shareholders ("Annual Meeting") of Gargoyles, Inc. to be held at 9:00 a.m. on Thursday, June 4, 1998, at the Doubletree Guest Suites Seattle, 16500 Southcenter Parkway, Seattle, Washington 98188.

     At the Annual Meeting, the shareholders will be asked to elect three directors. The Notice of 1998 Annual Meeting of Shareholders and the Proxy Statement on the following pages describe the nominees for election to our Board of Directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU CAST YOUR VOTE IN FAVOR OF EACH OF THE NOMINATED DIRECTORS.

     Whether or not you plan to attend the Annual Meeting, we hope that you will have your stock represented by marking, signing, dating, and returning your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

     We look forward to your attendance at the meeting.

                                          Sincerely,

                                          [SIG]
                                          Leo Rosenberger
                                          Chief Executive Officer and
                                          Chief Financial Officer

                                   IMPORTANT

     A proxy card is enclosed herewith. All shareholders are urged to complete and mail the proxy card promptly. The enclosed envelope for return of the proxy card requires no postage. Any shareholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed proxy will be revoked.

                                GARGOYLES, INC.
                            ------------------------

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 4, 1998

To the Shareholders:

     The 1998 Annual Meeting of Shareholders (the "Annual Meeting") of Gargoyles, Inc., a Washington corporation ("Gargoyles"), will be held at 9:00 a.m., local time, on Thursday, June 4, 1998, at the Doubletree Guest Suites Seattle, 16500 Southcenter Parkway, Seattle, Washington 98188, for the following purposes:

     1. To elect one Class 3 director to the Gargoyles Board of Directors to serve until the 2000 annual meeting of shareholders;

     2. To elect two Class 1 directors to the Gargoyles Board of Directors to serve until the 2001 annual meeting of shareholders; and

     3. To address such other matters as may properly come before the meeting and any adjournment or postponement thereof.

     The Board of Directors has fixed April 3, 1998 as the record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting.

     ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON, BUT EVEN IF YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY SIGNING AND RETURNING A LATER-DATED PROXY WITH RESPECT TO THE SAME SHARES, BY FILING WITH THE SECRETARY OF GARGOYLES A WRITTEN REVOCATION BEARING A LATER DATE OR BY ATTENDING AND VOTING IN PERSON AT THE ANNUAL MEETING. SHAREHOLDERS ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE PREVIOUSLY SENT IN A PROXY CARD.

                                          By Order of the Board of Directors

                                          LOGO
                                          Cynthia L. Pope
                                          V.P. and General Counsel and Secretary

5866 South 194th Street,
Kent, Washington
May 4, 1998

                                GARGOYLES, INC.
                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON THURSDAY, JUNE 4, 1998

GENERAL

     The enclosed proxy is solicited by the Board of Directors of Gargoyles, Inc., a Washington corporation ("Gargoyles" or the "Company"), for use at the Annual Meeting of Shareholders of Gargoyles (the "Annual Meeting") to be held at 9:00 a.m., local time, on Thursday, June 4, 1998, at the Doubletree Guest Suites Seattle, 16500 Southcenter Parkway, Seattle, Washington 98188, and at any adjournment or postponement thereof.

     Gargoyles' principal executive offices are located at 5866 South 194th Street, Kent, Washington 98032.

     This Proxy Statement and the accompanying proxy card are being mailed to the shareholders of Gargoyles on or about May 4, 1998.

OUTSTANDING SECURITIES AND VOTING RIGHTS

     Only holders of record of Gargoyles' common stock, no par value (the "Common Stock") at the close of business on April 3, 1998 will be entitled to vote at the Annual Meeting. On that date, the Company had 7,837,191 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting. Holders of Common Stock are not entitled to cumulate votes in the election of Directors. Under Washington law, the Company's Articles of Incorporation and the Company's Bylaws, if a quorum is present at the Annual Meeting, the three nominees for election to the Board of Directors will be approved if a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting vote in favor of their election. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting.

     Abstention from voting and broker non votes will have no effect on the election of directors since they will not represent votes cast at the Annual Meeting for such purposes.

PROXY VOTING

     Shares for which proxies are properly executed and returned will be voted at the Annual Meeting in accordance with the directions noted thereon, or, in the absence of directions to the contrary, such shares will be voted "FOR" the election of the nominees to the Board of Directors named on the following pages. It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their discretion with respect to such matters.

REVOCATION

     Any shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy card bearing a later date, or by attending the Annual Meeting and electing to vote in person.

                             ELECTION OF DIRECTORS

     In accordance with the Company's Bylaws, in 1998 the Board of Directors decreased the number of Directors constituting the Board from six members to five. Directors are elected for three-year terms, and the Board is divided into three classes, with one class of Directors elected to a three-year term at each annual meeting of shareholders. Class 1 and Class 2 is comprised of two Directors, and Class 3 is comprised of one Director. Class 1 Directors are up for election at the 1998 Annual Meeting and will serve as Directors of the Company until the 2001 Annual Meeting of Shareholders or until their successors are elected and qualified. Erik Anderson, former Chairman of the Board of Directors of the Company, and Douglas B. Hauff, former CEO and President of the Company, comprised the Class 3 Directors, and both have resigned from the Board. The remaining members of the Board of Directors appointed Robert G. Wolfe to fill the vacancy left by the resignation of Mr. Anderson, to serve on an interim basis until the 1998 Annual Meeting. Since the size of the Board has been decreased, Mr. Hauff's position will not be filled. The Class 3 Director is up for election at the 1998 Annual Meeting and will serve until the 2000 Annual Meeting of Shareholders or until his successor is elected and qualified. There are no family relationships between any of the nominee Directors or executive officers of the Company. After the Annual Meeting, and assuming the election of the nominees named below, the Company's Board of Directors would consist of two inside Directors and three outside Directors.

     The nominees set forth below have consented to being named in this proxy statement and to serve if elected. However, if any nominee at the time of his election is unable or unwilling to serve or is otherwise unavailable for election, and as a result another nominee is designated by the Board of Directors, the persons named in the enclosed proxy, or their substitutes, will have discretion and authority to vote or refrain from voting for such nominee in accordance with their judgment.

NOMINEES STANDING FOR ELECTION

                            NAME                              AGE    CLASS
                            ----                              ---    -----
Robert G. Wolfe.............................................  41       3
Timothy C. Potts............................................  49       1
Walter F. Walker............................................  43       1

CONTINUING DIRECTORS

                       NAME                          AGE    YEAR ELECTED    CLASS
                       ----                          ---    ------------    -----
William D. Ruckelshaus.............................  65         1996          2
Paul S. Shipman....................................  45         1996          2

     ROBERT G. WOLF was appointed to the Board and elected its Chairman in January 1998 to fill a vacancy left by the resignation of Erik J. Anderson. Mr. Wolfe has been serving on an interim basis until the 1998 Annual Meeting. Mr. Wolfe has been Chief Financial Officer of Trillium since August 1996. From 1987 to 1995 Mr. Wolfe was a corporate finance executive at Goldman Sachs.

     TIMOTHY C. POTTS has been a Director of the Company since March 1995. Mr. Potts has been Senior Vice President, Finance of Trillium since July 1994. From April 1987 to July 1994, Mr. Potts was the Chief Financial Officer of Trillium.

     WALTER F. WALKER has been a Director of the Company since December 1995. Since September 1994, Mr. Walker has been the President of the Seattle Supersonics National Basketball Association basketball team, owned by a subsidiary of Ackerly Communications, Inc. From March to September 1994, Mr. Walker was a Vice President of Goldman, Sachs & Co., a registered broker-dealer. From 1976 to 1985, Mr. Walker was a professional basketball player in the National Basketball Association. Mr. Walker is also a director of Redhook Ale Brewery, Incorporated, Advanced Digital Information Corp., and is a member of the Board of Visitors of the University of Virginia.

     WILLIAM D. RUCKELSHAUS has been a Director of the Company since July 1996. Since March 1996, Mr. Ruckelshaus has been a principal of the Madrona Investment Group, L.L.C., a private investment firm.

Mr. Ruckelshaus is also Chairman of the Board of Browning-Ferris Industries, Inc., a waste services company, and from October 1988 to October 1995 was its Chief Executive Officer. From 1983 to 1985, Mr. Ruckelshaus was Administrator of the Environmental Protection Agency and from 1979 to 1983, a Senior Vice President of Weyerhaeuser Co. Mr. Ruckelshaus is also a director of Cummins Engine Company, Monsanto Company, Nordstrom, Inc., Weyerhaeuser Co. and Coinstar, Inc.

     PAUL S. SHIPMAN has been a Director of the Company since June 1996. Mr. Shipman has been President since September 1981, Chairman of the Board since November 1992 and Chief Executive Officer since June 1993 of Redhook Ale Brewery, Incorporated, a brewer of craft beers.

COMPENSATION OF DIRECTORS

     Directors who do not beneficially own five percent or more of the Company's outstanding voting securities and who are not an officer, director or employee of the Company or of any entity that beneficially owns five percent or more of the Company's outstanding voting securities ("Non-employee Directors") are paid a $4,000 annual retainer and are paid $250 for each committee meeting they attend. Directors' fees are paid quarterly in arrears. Directors who are employees of the Company or who beneficially own or are employees, officers or directors of entities which beneficially own at least five percent of the outstanding voting securities of the Company receive no fees for their services as Directors.

     Non-employee Directors also receive nonqualified stock option grants under the Company's 1995 Stock Incentive Compensation Plan (the "Stock Plan"). In each of 1996 and 1997, each Non-employee Director was granted a nonqualified option to purchase 2,180 shares of the Company's common stock with an exercise price equal to the fair market value on the grant date based on the closing sale price of the Common Stock as quoted on the Nasdaq National Market. The options vest at a rate of 1/12 per month so long as the director continues to serve on the Company's Board of Directors. For information concerning a warrant to purchase shares of Common Stock granted to Walter F. Walker, see "Certain Transactions."

                                 RECOMMENDATION

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
                ELECTION OF EACH OF ITS NOMINEES TO SERVE ON THE
                          COMPANY'S BOARD OF DIRECTORS

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

     The Board currently has four committees, an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating Committee. During 1997, there were ten meetings of the Board of Directors. Except for Mr. Wolfe who did not join the Board until January 1998, all directors attended at least 75% of the meetings of the Board of Directors and the committees of which they were members.

     Audit Committee. The Audit Committee reviews the scope and results of the annual independent audit of the Company's books and records and reviews the Company's finance and accounting policies. The members of the Audit Committee are Mr. Potts, Mr. Walker and Mr. Wolfe. The Audit Committee met five times in 1997.

     Compensation Committee. The Compensation Committee establishes salaries, incentives and other forms of compensation for directors, officers and other employees of the Company. The Committee also administers the Company's benefit plans, including the Stock Plan, and recommends the establishment of policies relating to such plans. The members of this Committee are Mr. Shipman and Mr. Ruckelshaus. The Compensation Committee met six times in 1997.

     Compensation Committee Interlocks and Insider Participation. The Compensation Committee was established in July 1996 just prior to completion of the Company's initial public offering. Prior to that time, the Company's full Board of Directors, including the Company's former Chairman, Erik J. Anderson, and its former President and CEO, Douglas B. Hauff, performed the duties now delegated to the Company's Compensation Committee.

     Executive Committee. The Executive Committee was established in January, 1998, (i) to consider and evaluate recommendations made by Leo Rosenberger, the Company's current Chief Executive Officer and Chief Financial Officer, on issues concerning the Company's structure, operations, liquidity, financing strategies, and other business matters, (ii) to review and evaluate the performance of Mr. Rosenberger, (iii) to report and make recommendations to the Board of Directors on matters which come before the Executive Committee, and (iv) to perform such other duties as shall be assigned to the Executive Committee by the Board of Directors of the Company. Mr. Ruckelshaus, Mr. Shipman, Mr. Walker and Mr. Wolfe comprise the Executive Committee.

     Nominating Committee. The Nominating Committee was established on December 29, 1997, to report and make recommendations to the Board of Directors on the size and composition of the Board and on nominees for Directors. Mr. Ruckelshaus, Mr. Shipman and Mr. Walker are members of the Nominating Committee. The Nominating Committee did not meet in 1997.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 3, 1998, for (i) each person known by the Company to own beneficially 5% or more of the Common Stock, (ii) each Director and nominee for Director of the Company, (iii) each executive officer of the Company for whom compensation information is given in the Summary Compensation Table in this Proxy Statement, and (iv) all Directors and executive officers as a group.

                                                   OUTSTANDING SHARES OF    PERCENT
                                                       COMMON STOCK           OF
      NAME AND ADDRESS OF BENEFICIAL OWNER          BENEFICIALLY OWNED       CLASS
      ------------------------------------         ---------------------    -------
Dennis L. Burns..................................          577,678            7.7%
  c/o Supreme Corq.
  19039 62nd Avenue S
  Kent, WA 98032
The Capital Group Companies, Inc.(1).............          915,900           11.7%
  333 S. Hope Street
  Los Angeles, CA 90071
Sheldon Goldman(2)...............................           20,000            *
  c/o Sungold Eyewear, Inc.
  2095 New Highway
  Farmingdale, NY 11735
Douglas B. Hauff(3)..............................        1,013,084           12.6%
  The Highlands
  Seattle, WA 98177
David W. Jobe(4).................................           73,862            *
  24207 SE 17th Place
  Issaquah, WA 98027
Steven R. Kingma(5)..............................           33,640            *
  5811 111th Avenue
  Bellevue, WA 98006
Douglas Lauer....................................            3,000            *
  c/o the kindling company
  100 Park Place, Suite 230
  San Ramon, CA 94583
Bruce Meckling(2)................................            7,357            *
  c/o Gargoyles, Inc.
  5866 S. 194th Street
  Kent, WA 98032
Cynthia L. Pope(2)...............................           23,162            *
  c/o Gargoyles, Inc.
  5866 S. 194th Street
  Kent, WA 98032

                                                   OUTSTANDING SHARES OF    PERCENT
                                                       COMMON STOCK           OF
      NAME AND ADDRESS OF BENEFICIAL OWNER          BENEFICIALLY OWNED       CLASS
      ------------------------------------         ---------------------    -------
Timothy C. Potts.................................           97,560            1.2%
  c/o Trillium Corporation
  4350 Cordata Parkway
  Bellingham, WA 98226
Leo Rosenberger(2)...............................           37,500            *
  c/o Gargoyles, Inc.
  5866 S. 194th Street
  Kent, WA 98032
William Ruckelshaus(6)...........................            6,360            *
  c/o Madrona Investment Group
  1000 Second Avenue, Suite 3700
  Seattle, WA 98104
Paul S. Shipman(2)...............................            4,360            *
  c/o Red Hook Brewery, Inc.
  3400 Phinney Avenue North
  Seattle, WA 98103
Trillium Corporation(7)..........................        1,490,994           19.2%
  4350 Cordata Parkway
  Bellingham, WA 98226
U.S. Bankcorp....................................          400,000            5.1%
  c/o 601 Second Avenue South
  MPSP1803
  Minneapolis, MN 55402-4302
Walter F. Walker(8)..............................           70,690            *
  c/o Seattle SuperSonics
  490 5th Avenue West
  Seattle, WA 98109
Robert G. Wolfe..................................                0
  c/o Trillium Corporation
  4350 Cordata Parkway
  Bellingham, WA 98226
Travis Worth(2)..................................           29,878            *
  432 Smith Street
  Seattle, WA 98109
All current Directors and executive officers as a
  group
  (9 persons)....................................          269,989            3.4%

---------------
 *  Represents less than 1%

(1) Information is as of December 31, 1997 as indicated in the shareholder's
    Schedule 13G filed with the Securities and Exchange Commission on February 10, 1998.

(2) Consists of shares subject to an option exercisable within 60 days.

(3) Includes 664,209 shares resulting from exercise of options on March 7, 1997 granted to Mr. Hauff by certain shareholders of the Company. These shares have been pledged to the grantor shareholders, including Mr. Kingma (with respect to 11,357 shares), Mr. Jobe (with respect to 11,357 shares) and Trillium (with respect to 567,704 shares). See "Certain Transactions". Also includes 136,250 shares held by the Hauff Family Limited Partnership, of which Mr. Hauff is general partner.

(4) Includes 40,634 shares subject to an option exercisable within 60 days and 4,905 share held by Russell Goodnow, Trustee for the Jobe Children's Trust UTA.

(5) Includes 29,280 shares subject to an option exercisable within 60 days and 4,360 shares held by Mr. Kingma's minor children.

(6) Includes 4,360 shares subject to an option exercisable within 60 days.

(7) Does not include 567,704 shares pledged by Doug Hauff to Trillium.

(8) Includes 38,150 shares subject to a warrant and 6,540 shares subject to an option exercisable within 60 days.

                 EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS

  Compensation Summary

     The following table sets forth during the fiscal years ended December 31, 1997, 1996 and 1995 the compensation for services rendered for the Company's former Chief Executive Officer and the Company's five other most highly compensated executive officers based on salary and bonus for the last completed fiscal year (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                          ANNUAL COMPENSATION     COMPENSATION AWARDS
                                         ---------------------        SECURITIES
                                          SALARY       BONUS      UNDERLYING OPTIONS        ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR       ($)         ($)               (#)            COMPENSATION($)
  ---------------------------    ----    ---------    --------    -------------------    ---------------
Leo Rosenberger(1).............  1997
  CEO and CFO
Cynthia L. Pope(1).............  1997
  V.P., General Counsel and
  Secretary
Douglas B. Hauff(2)............  1997     225,000         -0-               -0-              11,786
  Former President and CEO       1996     225,450     350,000               -0-              12,664
                                 1995     224,950      50,000               -0-              13,012
G. Travis Worth(3).............  1997     147,500         -0-               -0-               9,705
  Former COO                     1996     135,214      35,000               -0-               4,983
                                 1995      20,457      25,000           114,733                 -0-
David W. Jobe(4)...............  1997     133,582         -0-               -0-              10,427
  Former Sr. V.P. Sales          1996     104,281      25,000               -0-               9,721
                                 1995      83,870      32,500           100,399               6,040
Steven R. Kingma(5)............  1997     120,834         -0-            15,000              10,609
  Former V.P. and CFO            1996      96,687      25,000               -0-               9,590
                                 1995      91,540      25,000            43,027               6,469
Bruce Meckling(6)..............  1997     175,000      50,000            21,800              74,354
  Sr. V.P.                       1996      71,401      40,000               -0-
Douglas Lauer(7)...............  1997     150,000         -0-               -0-               6,387
  President, the kindling
     company                     1996      78,998         -0-               -0-                 -0-
Sheldon Goldman(8).............  1997     125,769         -0-            20,000               7,489
  President, Sungold Eyewear,
     Inc.
Richard Hammel(9)..............  1997     139,606         -0-            10,000               2,848
  President, Private Eyes

---------------
(1) Employment with the Company commenced February 1, 1998.

(2) Represents (i) $4,626, $4,710 and $5,171 in matching 401(k) contributions by the Company in 1997, 1996 and 1995, respectively, (ii) $2,390, $3,816 and $3,696 for life insurance and disability premiums in 1997, 1996 and 1995, respectively, and (iii) $4,770, $4,138 and $4,145 for dependent health insurance premiums in 1997, 1996 and 1995, respectively. Mr. Hauff resigned effective April 2, 1998.

(3) Represents (i) $4,076 and $844 in matching 401(k) contributions by the Company in 1997 and 1996, respectively, (ii) $415 for life insurance and disability premiums in 1997 and (iii) $5,214 and $4,139 for dependent health insurance premiums in 1997 and 1996, respectively. Employment with the Company commenced on November 1, 1995. Mr. Worth resigned effective January 31, 1998.

(4) Represents (i) $4,007, $3,855 and $2,993 in matching 401(k) contributions by the Company in 1997, 1996 and 1995, respectively, (ii) $1,659, $1,884 and $149 for life insurance and disability premiums in

    1997, 1996 and 1995, respectively, and (iii) $4,761, $3,982 and $2,898 for dependent health insurance premiums in 1997, 1996 and 1995, respectively. Mr. Jobe resigned effective February 2, 1998.

(5) Represents (i) $4,061, $3,538 and $2,369 in matching 401(k) contributions by the Company in 1997, 1996 and 1995, respectively, (ii) $1,782, $2,052 and $162 for life insurance and disability premiums in 1997, 1996 and 1995, respectively, and (iii) $4,766, $4,000 and $3,938 for dependent health insurance premiums in 1997, 1996 and 1995, respectively. Mr. Kingma resigned effective January 31, 1998.

(6) Represents (i) $2,857 in matching 401(k) contributions by the Company in 1997, (ii) $423 for life insurance and disability premiums in 1997, (iii) $1,782 for dependent health insurance premiums in 1997 and (iv) $69,292 in estimated cost of living adjustment related to expatriate status. Employment with the Company commenced August 1, 1996. 21,800 options granted in 1996 were rescinded, and 21,800 options were granted in 1997.

(7) Represents (i) $2,063 in matching 401(k) contributions by the Company, (ii) $398 for life insurance and disability premiums, and (iii) $3,926 for dependent health insurance premiums. Employment with the Company commenced May 31, 1996.

(8) Represents $7,489 for dependent health insurance premiums. Employment with Sungold Eyewear, Inc. commenced April 10, 1997.

(9) Represents $2,848 for dependent health insurance premiums. Employment with the Private Eyes Sunglass Corporation commenced May 14, 1997. The term of Mr. Hammel's employment agreement with the Company expires April 30, 1998, and Mr. Hammel's employment will not continue past such date.

  Option Grants in 1997

     The following table sets forth information concerning the grant of stock options during 1997 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS
                                     -------------------------                            POTENTIAL REALIZABLE
                                                   PERCENT OF                               VALUE AT ASSUMED
                                     NUMBER OF       TOTAL                                ANNUAL RATES OF STOCK
                                     SECURITIES     OPTIONS                              PRICE APPRECIATION FOR
                                     UNDERLYING    GRANTED TO                                OPTION TERM(2)
                                      OPTIONS     EMPLOYEES IN   EXERCISE   EXPIRATION   -----------------------
               NAME                   GRANTED     FISCAL YEAR    PRICE(1)      DATE          5%          10%
               ----                  ----------   ------------   --------   ----------   ----------   ----------
Sheldon Goldman....................    20,000          10%        $8.63       5/9/07      $108,484     $274,921
Richard Hammel.....................    10,000           5%        $9.00      5/14/07      $ 56,601     $143,437
Douglas B. Hauff...................       -0-
David W. Jobe......................       -0-
Steven R. Kingma(3)................    15,000           8%        $8.00      1/03/98      $ 75,467     $191,249
Douglas W. Lauer...................       -0-
Bruce E. Meckling(4)...............    21,800          11%        $8.00       2/7/07      $109,679     $277,949
G Travis Worth.....................       -0-

---------------
(1) All options were granted with an exercise price equal to the fair market value on the grant date based on the closing price of the Common Stock as quoted on the Nasdaq National Market.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulations of the Securities and Exchange Commission ("the SEC") and, therefore, are not intended to forecast possible future appreciation, if any, of the Common Stock price, and assumes all options are exercised at the end of their respective 10 year terms. Actual gains, if any, on the stock option exercises depend on the future performance of the Common Stock and overall stock market conditions, as well as the option holders' continued employment through the vesting period. The amounts reflected in this table may not be achieved.

(3) Mr. Kingma's right to exercise any of these options was forfeited by Mr. Kingma as part of a Separation and Release agreement between the Company and Mr. Kingma effective January 31, 1998.

(4) On February 7, 1997, the Company rescinded options granted to Mr. Meckling during 1996 and issued new options for the same number of shares of Common Stock. Upon the achievement of certain sales objectives, the exercisability of the options is accelerated.

  Option Re-pricing

                                            NUMBER OF
                                           SECURITIES        MARKET                                      LENGTH OF
                                           UNDERLYING       PRICE OF         EXERCISE                    ORIGINAL
                                            OPTIONS/        STOCK AT         PRICE AT                   OPTION TERM
                                              SARS           TIME OF         TIME OF          NEW      REMAINING AT
                                          RE-PRICED OR    RE-PRICING OR   RE-PRICING OR    EXERCISE       DATE OF
                                             AMENDED        AMENDMENT       AMENDMENT        PRICE     RE-PRICING OR
            NAME                 DATE          (#)             ($)             ($)            ($)        AMENDMENT
            ----               --------   -------------   -------------   --------------   ---------   -------------
Bruce Meckling...............  02/07/97      21,800            8.00           $16.00          8.00       54 months

  1997 Year-End Option Values

     No stock options were exercised by the named executive officers during the fiscal year ended December 31, 1997. The following table sets forth information concerning unexercised stock options held by each of the persons then named executive officers as of December 31, 1997.

                          1997 YEAR-END OPTION VALUES

                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                OPTIONS AT FISCAL YEAR END        AT FISCAL YEAR END
                                                ---------------------------   ---------------------------
                     NAME                       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                     ----                       -----------   -------------   -----------   -------------
Douglas Hauff(1)..............................       -0-            -0-             -0-            -0-
Travis Worth(2)...............................    14,939         99,794         $ 7,768        $51,893
David Jobe(3).................................    39,439         60,961         $20,508        $31,700
Steven Kingma(4)..............................    23,384         29,643         $14,760        $15,414
Bruce Meckling................................     5,450         16,350             -0-            -0-
Douglas Lauer.................................       -0-            -0-             -0-            -0-
Sheldon Goldman...............................     2,000         18,000             -0-            -0-
Richard Hammel................................     2,500          7,500             -0-            -0-

---------------
(1) Mr. Hauff held no stock options granted by the Company as of December 31, 1997. For a discussion of certain options granted to and exercised by Mr. Hauff, see "Certain Transactions."

(2) Subject to the Severance and Release Agreement between the Company and Mr. Worth effective as of January 31, 1998, Mr. Worth has 29,878 shares which are fully vested and exercisable and no additional shares unexercisable. As of this date, no shares were valued in-the-money.

(3) Subject to the Severance and Release Agreement between the Company and Mr. Jobe effective as of February 2, 1998, Mr. Jobe has 40,634 shares which are fully vested and exercisable and no additional shares unexercisable. As of this date, no shares were valued in the money.

(4) Subject to the Severance and Release Agreement between the Company and Mr. Kingma effective as of January 31, 1998, Mr. Kingma has 29,280 shares which are fully vested and exercisable and no additional shares unexercisable. As of this date, no shares were valued in the money.

                 EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation is administered by the Compensation Committee, which is comprised of Mr. Shipman and Mr. Ruckelshaus. Both are independent, non-employee directors, as the term "non-employee director" is defined in Rule 16(b)-3(i) of the Securities Exchange Act of 1934 (the "34 Act").

     The Compensation Committee's policies and plans are intended to (i) attract and retain high-caliber personnel on a long-term basis; (ii) encourage the creation of shareholder value; (iii) link compensation to business performance and shareholder returns over time and (iv) maintain an appropriate balance between base salary and short- and long-term incentive opportunities. Guided by these principals, executive compensation is comprised of three components: base salary, annual incentive cash bonus compensation and long-term incentive compensation in the form of stock options. In general, the Company limits increases in base salaries and favors bonuses based on Company performance.

     Executive base salaries and option grants are negotiated at the time of hire. Options granted at the date of hire vest over time (typically over a four or five year period) in accordance with the terms of the option grant, and in some cases, vesting is tied to sales performance goals for the Company or a division thereof. Cash bonus compensation is reviewed and established annually and is based on quantitative indicators of Company performance.

     The Company has established no extraordinary fringe benefit programs for its executive officers. Instead, the Company's executive officers participate in the Company's broad-based employee benefit programs under the same terms and conditions as all Company employees.

     Compensation payments in excess of $1 million to highly compensated executive officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Certain performance-based compensation is not subject to the limitation on deductibility. The Compensation Committee does not expect cash compensation in 1998 to any of the Company's named executive officers to be in excess of $1 million. The Company's Stock Plan is designed to qualify for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

     Base Salary. Mr. Rosenberger, Mr. Goldman, Mr. Hammel, Mr. Lauer and Mr. Meckling are parties to employment agreements with the Company or a subsidiary of the Company which were negotiated at the time of hire and establish each executive officer's base salary. Under the terms of these agreements, base salaries may not be decreased. No base salary increases were given to any such executive officer in 1997.

     Merit Bonuses. In 1997, executive officers were eligible to receive cash bonuses in amounts tied to 1997 earnings per share goals for the Company. Such earnings goals were not achieved by the Company, so no executive officer qualified for an incentive bonus in 1997. Bruce Meckling was paid a bonus in January 1997 in accordance with his employment agreement negotiated in 1996. Except for a cash bonus of $150,000 to be awarded to Mr. Rosenberger if he is employed by the Company on January 31, 1999 as provided in his employment agreement, the Compensation Committee has not yet established any incentive bonus program for executive officers of the Company for 1998.

     Stock-Based Compensation. In May 1997, stock options were granted to Sheldon Goldman and Richard Hammel in connection with the purchase of Sungold Eyewear, Inc. and Private Eyes Sunglass Corporation, respectively, to foster a spirit of cooperation among the Company and its subsidiaries and to incentivise Mr. Goldman and Mr. Hammel in connection with the growth of the Company on a consolidated basis. In February 1997, additional options were granted to Mr. Kingma in recognition of his efforts in connection with the Company's initial public offering.

     Option Re-Pricing. A 1996 option grant to Mr. Meckling was rescinded and options for the same number of shares were granted to Mr. Meckling in February 1997, effectively resetting the exercise price of such options from $16.00 per share to $8.00 per share, to reward Mr. Meckling in connection with his initial efforts at establishing and organizing the Company's international expansion initiative.

     Chief Executive Officer Compensation. The compensation for the Company's former President and Chief Executive Officer, Douglas B. Hauff, was based on the same policies and criteria as the compensation for the other executive officers. Mr. Hauff's base salary was established by his employment agreement with the Company. Mr. Hauff holds no options subject to the Company's 1995 Stock Incentive Compensation Plan. Instead, Mr. Hauff held options to purchase 664,209 shares of Common Stock, all of which options were exercised on March 7, 1997. See "Certain Transactions." Mr. Hauff was not paid an incentive bonus in 1997. The Company, however, did loan certain funds to Mr. Hauff in three transactions discussed herein in "Certain Transaction".

                                          The Compensation Committee

                                          Paul Shipman
                                          William D. Ruckelshaus

EMPLOYMENT AND SEVERANCE AGREEMENTS AND CHANGE-IN CONTROL AGREEMENTS

  Employment Agreements

     In July 1996, the Company entered into a three-year employment agreement with Bruce Meckling. After expiration of the initial term, the employment agreement continues on a quarterly basis until terminated by either party on 90 days' notice. The agreement may be terminated by the Company if the Company fails to achieve certain international sales levels. Pursuant to the agreement, the Company agreed to pay Mr. Meckling an annual base salary of $175,000. In addition, Mr. Meckling is entitled to participate in incentive compensation programs established by the Company for executive management and is also entitled to receive a bonus on December 31, 1999 subject to the Company achieving certain international sales levels.

     In February 1998, the Company entered into a one-year employment agreement with Leo Rosenberger. Pursuant to the agreement, the Company agreed to pay Mr. Rosenberger an annual base salary of $225,000 and a bonus of $150,000 if Mr. Rosenberger is employed by the Company on January 31, 1999. The Company also has the right to terminate the agreement at any time during the term by paying Mr. Rosenberger a termination fee of $150,000.

  Severance Agreements

     Effective January 31, 1998, the Company entered into a Separation and Release Agreement with Steven R. Kingma, former CFO of the Company. Under the terms of the separation agreement the Company agreed to pay Mr. Kingma $40,000 payable in installments over a six-month period, and to reimburse Mr. Kingma for the cost of COBRA benefits for a five-month period. In addition, the Company agreed to accelerate the vesting of 2,689 options to purchase the Company's common stock at an exercise price of $3.48 per share and to extend the period for Mr. Kingma to exercise his options to December 31, 1998. Mr. Kingma forfeited the right to exercise any vested portion of the February 1997 option grant. The Company also agreed to pay Mr. Kingma's legal fees and expenses if Mr. Kingma is added as a defendant in litigation against the Company filed by Michele Maulden relating to her employment with the Company. Mr. Kingma agreed to fully release the Company from all claims relating to his employment with the Company.

     Effective January 31, 1998, the Company entered into a Separation and Release Agreement with G. Travis Worth, former COO of the Company. Under the terms of the separation agreement the Company agreed to pay Mr. Worth $33,750 payable in installments over a four-month period, and to reimburse Mr. Worth for the cost of COBRA benefits for a three-month period. In addition, the Company agreed to accelerate the vesting of 14,939 options to purchase the Company's common stock at an exercise price of $3.48 per share and to extend the period for Mr. Worth to exercise his options to December 31, 1998. Mr. Worth agreed to fully release the Company from all claims relating to his employment with the Company.

     Effective February 2, 1998, the Company entered into a Separation and Release Agreement with David Jobe, former Senior Vice President, Sales of the Company. Under the terms of the separation agreement the

Company agreed to forego collection from Mr. Jobe of $25,998 of draws against unearned sales commissions. In addition, the Company agreed to extend the period for Mr. Jobe to exercise vested options to December 31, 1998. Mr. Jobe agreed to fully release the Company from all claims relating to his employment with the Company.

     Effective March 11, 1998, the Company entered into a Separation and Release Agreement with Douglas B. Hauff, former President and CEO of the Company. Under the terms of the separation agreement the Company agreed to reimburse Mr. Hauff for the cost of COBRA benefits for three months. In addition, the Company agreed to accept 15,000 shares of Common Stock with a fair market value on the date of transfer of $54,750 and an assignment of Mr. Hauff's receivable from Axcent Sports, Inc. ("Axcent") as payment in full of that certain promissory note dated July 25, 1997 executed by Mr. Hauff in favor of the Company in original principal amount of $118,000 and commonly referred to as the "Axcent Note". See "Certain Transactions" for a further discussion of the Axcent Note. Mr. Hauff agreed to fully release the Company from all claims relating to his employment with the Company.

  Stock Plan

     In the event of certain mergers, consolidations, acquisitions of property or stock, separations, reorganizations or liquidation of the Company, outstanding options, SARs and restricted stock under the Stock Plan will become fully exercisable, subject to certain exceptions. In addition, the Compensation Committee of the Board of Directors may take such further action as it deems necessary or advisable, and fair to participants, with respect to outstanding awards under the Stock Plan.

STOCK PRICE PERFORMANCE

     The graph set forth below compares cumulative total return on the Common Stock with the cumulative total return of the Nasdaq Composite US and a selected peer group resulting from an initial assumed investment of $100 in each and assuming the reinvestment of any dividends, for the period beginning on the closing of the Company's initial public offering on October 2, 1996 and ending on December 31, 1997. Stock price performance shown in the Performance Graph for the Common Stock is historical and not necessarily indicative of future price performance.

        Measurement Period                                                  Nasdaq Composite
      (Fiscal Year Covered)         'Gargoyles, Inc.'      Peer Group             (US)
10/2/96                                    100                 100                 100
12/31/96                                    43                  52                 104
12/31/97                                    20                  42                 127

Source: Carl Thompson Associates www.ctaonline.com (303) 494-5472. Data from
        Bloomberg Financial Markets

CERTAIN TRANSACTIONS

     The Company is a party to a lease with DB&D Partnership which is majority owned by Dennis L. Burns, the Company's founder and a shareholder holding 7.7% of the issued and outstanding shares of Common Stock, under which the Company leases its primary facility in Kent, Washington. The lease provides for monthly lease payments by the Company of $21,087 to the expiration of the lease term. The lease expires on March 31, 2000. The Company paid DB&D Partnership lease payments of $212,956 in 1997.

     In January 1996, in exchange for a cash payment of $56,000, the Company issued to Walter F. Walker, a director of the Company, a warrant to purchase 38,150 shares of the Company's Common Stock at an exercise price of $4.45 per share. The warrant is also convertible by Mr. Walker in certain circumstances into shares of Common Stock. The warrant was immediately exercisable in full and expires in December 2005.

     In May 1996, the Company, together with Douglas W. Lauer and The Timberland Company ("Timberland"), formed the kindling company, a California corporation ("Kindling"). The Company contributed $1.2 million for its 70% interest in Kindling, while Mr. Lauer owns a 20% interest in Kindling and Timberland owns the remaining 10% interest. Of the $1.2 million, $100,000 was paid in cash and $1.1 million by means of a non-interest-bearing promissory note (the "Kindling Note") payable in installments of $100,000 each on June 3, July 3, September 3, October 3 and December 3, 1996 and $600,000 on January 3, 1997. Between January 3, 1997 and January 1, 2000, Kindling, Mr. Lauer or Timberland may require the Company to contribute an additional $300,000 to Kindling. From 1999 to 2003, Timberland may require Kindling to repurchase all of Timberland's 10% interest in Kindling under certain circumstances. The Company further agreed that Mr. Lauer and certain key employees of Kindling may be granted up to an aggregate of 10% (2.5% for each year, 1997 to 2000) of Kindling's common stock owned by the Company upon the achievement of certain operating objectives. Kindling management met their goals for 1997 and will receive 2.5% of the Company's Kindling stock. The Company also provides shipping and receiving, customer service, accounting, administrative support and operations management to Kindling at no cost to Kindling.

     In February 1997, the Company entered into Registration Rights Agreements with two of its shareholders, Trillium Investors II and Douglas B. Hauff. The Registration Rights Agreements were granted by the Company in consideration of Mr. Hauff's services to the Company as President and CEO, and to Trillium Investors II in consideration of the services of Erik J. Anderson and Timothy C. Potts as then Chairman and Director, respectively, of the Company's Board of Directors. Trillium Investors II was owned 80% by Trillium Corporation. Mr. Anderson was CEO and Mr. Potts is Senior Vice President, Finance of Trillium, and each also were members of Trillium Investors II. Trillium Investors II was dissolved in November 1997. Common Stock and the rights of Trillium Investors II under the terms of the Registration Rights Agreement were distributed to its members including Trillium Corporation, Mr. Anderson and Mr. Potts. Under the terms of the Registration Rights Agreements, holders of rights pay all expenses of the registration, including all registration and selling expenses. The demand registration rights are limited in number and frequency and are subject to delay if, in the good faith judgment of the Company's Board of Directors, registration at the time requested by a holder would be detrimental to the Company. Subject to certain conditions, the registration rights are transferable.

     The Company has advanced funds to Axcent, a Washington corporation, which had operations in Boulder, Colorado, that distributed bicycling products produced by adidas America, Inc. ("Adidas"). On February 24, 1996, Adidas filed a lawsuit in the United States District Court for the District of Oregon under Case Number CV-P7-239-JE. In this lawsuit, Adidas claimed $603,904.56 plus prejudgment interest and incidental damages, against the Company, Axcent, and Conquest for product shipped to Axcent by Adidas and for product ordered by Axcent and held in Adidas warehouse facilities. Adidas claimed that the Company was liable to it on the theory that Axcent was a division of the Company. Trillium Corporation ("Trillium") and the Company's former President and CEO, Douglas B. Hauff, jointly and severally and on an unlimited basis, agreed to indemnify, defend and hold harmless the Company from and against all losses, liabilities, deficiencies, claims and expenses (including but not limited to, costs of defense and reasonable attorneys' fees) incurred by the Company arising from the lawsuit. The Company tendered defense of the Adidas lawsuit to Trillium and Mr. Hauff, and they accepted such defense. On July 14, 1997, the parties reached a settlement of the matter and Adidas agreed to drop all claims against all defendants in exchange for payment of $200,000, which settlement amount has been fully paid. As part of the settlement, Adidas assigned its receivable from Axcent jointly to Trillium and Mr. Hauff.

     On July 25, 1997, Douglas B. Hauff executed a promissory note in favor of the Company in original principal amount of $118,000 (the "Axcent Note") which accrued interest per annum at the prime rate announced from time to time by U.S. Bank. Proceeds of the Axcent Note were used to pay Mr. Hauff's indemnity obligation to Adidas and to pay $18,000 related to termination of an equipment lease entered into by Axcent and guaranteed by Mr. Hauff. Repayment of the Axcent Note was secured by a pledge of 15,000 shares of the Company's Common Stock. On March 11, 1998 the Company accepted transfer of the 15,000 shares and an assignment of Mr. Hauff's receivable from Axcent as payment in full of the Axcent Note.

     Periodically during 1997, as an accommodation to Douglas B. Hauff, its then President and CEO, the Company made payments on Mr. Hauff's behalf for amounts due under a loan made by U.S. Bank to Mr. Hauff the proceeds of which were used to purchase Common Stock in March 1995. On March 11, 1998, Mr. Hauff executed an unsecured promissory note to the Company in principal amount of $56,307. The note accrues interest per annum at the rate of 5.75% and matures on February 15, 1999. The note has been fully reserved by the Company as of December 31, 1997 for financial accounting purposes. The Company intends, however, to vigorously pursue collection of this receivable from Mr. Hauff.

     On March 7, 1997, Douglas B. Hauff exercised all of the options (the "Hauff Options") exercisable under certain option agreements between Mr. Hauff and certain investors in the Company, including Trillium Corporation, who purchased Common Stock as part of the March 1995 recapitalization of the Company (the "March '95 Investors"). As consideration for the exercise of the Hauff Options, Mr. Hauff executed and delivered to the March '95 Investors promissory notes in principal amounts totaling $1,096,815.92. Repayment of the promissory notes to the March '95 Investors is secured by a pledge of the 664,209 shares of Common Stock exercised by Mr. Hauff under the Hauff Options. Mr. Hauff's obligation to Trillium Corporation totals $937,454.36 and is secured by a pledge of 567,704 shares of Common Stock.

     On April 9, 1997, Douglas B. Hauff, executed an unsecured promissory note in favor of the Company in original principal amount of $531,299. Proceeds of the note were used by Mr. Hauff to pay a tax obligation related to the exercise of the Hauff Options. The note accrues interest per annum at the rate of 5.75% and matures on February 15, 1999. The Company has fully reserved the note as of December 31, 1997 for financial accounting purposes. The Company intends, however, to vigorously pursue collection of this receivable from Mr. Hauff.

     The Company is a party to a credit agreement with its primary lender U.S. Bank, National Association (the "Bank") which consists of (i) a revolving loan commitment of up to $14 million, secured by the assets of the Company, (ii) a term loan of $16.47 million, also secured by the assets of the Company and (iii) an equipment loan of $3.9 million, secured by the equipment of the Company. As part of a restructure of the credit facility in January 1997, the Company issued 400,000 shares of Common Stock to the Bank's affiliate, U.S. Bancorp. Under the terms of the credit agreement, the Company is required to make principal payments totaling $8.8 million in January 1999 and to pay the indebtedness in full in April 1999. The Company is obligated to file a registration statement with the Securities and Exchange Commission with respect to the 400,000 shares by November 15, 1998.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the 34 Act requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of the Company's securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors, and greater-than-10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the best of the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% shareholders were complied with.

                                    AUDITORS

     Ernst & Young LLP were the Company's independent public accountants for the fiscal year ending December 31, 1997. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement or to respond to appropriate questions from shareholders.

                           EXPENSES AND SOLICITATION

     The accompanying proxy is solicited by and on behalf of the Board of Directors, and the entire costs of such solicitation will be borne by the Company. Boston EquiServe will distribute proxy materials to beneficial owners and may solicit proxies by personal interview, mail, telephone or telegram, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held on the record date by such persons. Boston EquiServe serves as the Company's transfer agent and provides other services to the Company for a fixed monthly fee, and no additional fee is charged by Boston EquiServe for distributing proxies for the Company's Annual meeting. The Company, however, will reimburse Boston EquiServe for payments made to brokers and other nominees for their expenses in forwarding solicitation materials. Solicitations may be by personal interview, telephone or telegram by Directors, officers and other employees of the Company without special compensation.

                                 OTHER MATTERS

     The Company knows of no other matters that are likely to be brought before the Annual Meeting. If, however, other matters not now known or determined come before the Annual Meeting, the persons named in the enclosed proxy card or their substitutes will vote such proxy in accordance with their discretion with respect to such matters.

                           PROPOSALS OF SHAREHOLDERS

     For proposals of shareholders to be considered for inclusion in the Proxy Statement and proxy for the 1999 Annual Meeting of Shareholders, such proposals must be received by the Secretary of Gargoyles by May 14, 1998.

                                 ANNUAL REPORT

     A copy of the Company's 1997 Annual Report is being mailed with this Proxy Statement to each shareholder of record. Shareholders not receiving a copy of the Annual Report may obtain one without charge by writing or calling Investor Relations, Gargoyles, Inc., 5866 S. 194th Street, Kent, Washington 98032 (425) 921-3600, Ext. 3991.

                                    1544PS98

                                  DETACH HERE

                                     PROXY

                                GARGOYLES, INC.

                    ANNUAL MEETING, JUNE 4, 1998, 9:00 A.M.
      DOUBLETREE GUEST SUITES SEATTLE, 16500 SOUTHCENTER PARKWAY, SEATTLE,
                                   WASHINGTON
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Leo Rosenberger and Cynthia L. Pope, and each of them, with full power of substitution, as proxies to vote on behalf of the undersigned all shares held of record by the undersigned on April 3, 1998, at the Annual Meeting of Shareholders of Gargoyles, Inc. (the "Company") on June 4, 1998 and any adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, with respect to the following:

The shares represented by this proxy will be voted as specified on the reverse side, but if no specification is made, this proxy will be voted FOR the election of directors. The proxies may vote in their discretion as to other matters that may come before this meeting.

SEE REVERSE                                                         SEE REVERSE
   SIDE            CONTINUED AND TO BE SIGNED ON REVERSE SIDE          SIDE

                                  DETACH HERE

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE


Directors recommend a vote FOR election of the following directors:

1. Election of Directors.

   CLASS 1 NOMINEES: Timothy C. Potts. Walter F. Walker
   CLASS 2 NOMINEE:  Robert G. Wolfe

                   FOR                 WITHHOLD
                   [ ]                    [ ]

[ ]
   -------------------------------------------------
   To withhold authority to vote for any individual, write the name(s) on the line above.


2. Transaction of any business that properly comes before the meeting or any adjournments or postponements thereof. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby.


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]


PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please date and sign exactly as name is imprinted hereon, including designation as executor, trustee, administrator, guardian or attorney. If applicable. When shares are held by joint tenants, both should sign. A corporation must sign its name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature:                                     Date:
           ----------------------------------        ---------------

Signature:                                     Date:
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